August 2021 Registration Statement No. 333-232144 Pricing Supplement dated August 13, 2021 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due September 6, 2023

Principal at Risk Securities

Unlike conventional debt securities, the securities will pay no interest and do not guarantee any return of principal at maturity. Instead, if the final underlier value is greater than or equal to the initial underlier value, at maturity investors will receive the stated principal amount plus a positive return equal to the fixed percentage of 20.25%. If the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, which is equal to 90% of the initial underlier value, at maturity investors will receive the stated principal amount. However, if the final underlier value is less than the trigger value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 90% of the stated principal amount and could be zero. The securities are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk their principal and forgo current income in exchange for the opportunity to receive a return equal to the fixed percentage if the final underlier value is greater than or equal to the initial underlier value and the limited protection against loss, which applies only if the final underlier value is greater than or equal to the trigger value. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the fixed percentage and you will not participate in any appreciation in the value of the underlier above the fixed percentage, which may be significant. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	Xtrackers Harvest CSI 300 China A-Shares ETF (Bloomberg ticker symbol “ASHR”) (the “underlier”)
Aggregate principal amount:	$2,797,000
Stated principal amount:	$10 per security
Pricing date:	August 13, 2021
Original issue date:	August 18, 2021
Valuation date†:	August 31, 2023
Maturity date*†:	September 6, 2023
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

•     If the final underlier value is greater than or equal to the initial underlier value:

$10 + ($10 × fixed percentage)

•     If the final underlier value is less than the initial underlier value but greater than or equal to the trigger value:

$10

•     If the final underlier value is less than the trigger value:

$10 × underlier performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 10%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Fixed percentage:	20.25%.
Trigger value*:	$34.83, which is 90% of the initial underlier value (rounded to two decimal places)
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value*:	$38.70, which is the closing price of the underlier on the pricing date
Final underlier value*:	The closing price of the underlier on the valuation date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$2,797,000	$2,797,000	$69,925	$2,727,075
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $9.594 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 11 of this document and beginning on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and prospectus supplement addendum, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated August 1, 2019	Prospectus Supplement dated August 1, 2019	Prospectus Supplement Addendum dated February 18, 2021

Trigger Jump Securities Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due September 6, 2023

Principal at Risk Securities

Terms continued from previous page:
Closing price*:	Closing price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06747W245 / US06747W2456
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, may accelerate the maturity date. In addition, in the case of certain events related to the underlier, the calculation agent may adjust any variable, including but not limited to, the underlier, initial underlier value, final underlier value, trigger value and closing price of the underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
†	The valuation date may be postponed if the valuation date is not a scheduled trading day or if a market disruption event occurs on the valuation date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which the securities are a part and the prospectus supplement addendum dated February 18, 2021. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

▪	Prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

▪	Prospectus supplement addendum dated February 18, 2021: http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 11 of this document.

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Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

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Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due September 6, 2023 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlier that provides for the potential of a fixed positive return if the underlier appreciates at all (or remains flat) in lieu of full participation in any appreciation of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To provide limited protection against a loss of principal in the event of a decline of the underlier from the pricing date to the valuation date, but only if the final underlier value is greater than or equal to the trigger value

Any positive return on the securities will be limited to the fixed percentage and you will not participate in any appreciation in the value of the underlier above the fixed percentage, which may be significant.

If the final underlier value is less than the trigger value, the securities are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately two years
Fixed percentage:	20.25%
Trigger value:	90% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk their principal and forgo current income in exchange for the opportunity to receive a return equal to the fixed percentage if the final underlier value is greater than or equal to the initial underlier value and the limited protection against loss, which applies only if the final underlier value is greater than or equal to the trigger value. Investors may lose their entire initial investment in the securities.

The following scenarios reflect the potential payment on the securities, if any, at maturity:

Upside Scenario	The final underlier value is greater than or equal to the initial underlier value. In this case, at maturity, the securities pay the stated principal amount of $10 plus a positive return equal to the fixed percentage of 20.25%.
Par Scenario	The final underlier value is less than the initial underlier value but greater than or equal to the trigger value. In this case, at maturity, the securities pay the stated principal amount of $10 per security even though the value of the underlier has declined.
Downside Scenario	The final underlier value is less than the trigger value. In this case, at maturity, the securities pay less than 90% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial underlier value to the final underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the securities will pay $4.50 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, investors could lose their entire investment in the securities.
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Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than or equal to the initial underlier value, and you are willing and able to accept the risk that, if the final underlier value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount.

▪	You understand and accept that any potential upside return on the securities is limited to the fixed percentage, and you will not participate in any appreciation in the value of the underlier above the fixed percentage, which may be significant.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier or the securities held by the underlier, nor will you have any voting rights with respect to the underlier or the securities held by the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the initial underlier value, or you are unwilling or unable to accept the risk that, if the final underlier value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount.

▪	You seek an investment that provides for participation in any upside performance of the underlier above the fixed percentage.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier or the securities held by the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the prospectus supplement addendum. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Fixed percentage:	20.25%
Trigger value:	90% of the initial underlier value
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

Trigger Jump Securities Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than or equal to the initial underlier value, at maturity investors will receive the $10 stated principal amount plus a positive return equal to the fixed percentage of 20.25%.

▪	For example, if the underlier appreciates by 5%, at maturity investors would receive a return equal to the fixed percentage of 20.25%, or $12.025 per security.

▪	If the underlier appreciates by 45%, at maturity investors would receive a return equal to the fixed percentage of 20.25%, or $12.025 per security, even though the underlier has appreciated by more than the fixed percentage.

▪	Par Scenario. If the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, at maturity investors will receive the stated principal amount of $10 per security.

▪	For example, if the underlier depreciates by 5%, at maturity investors would receive the $10 stated principal amount per security.

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▪	Downside Scenario. If the final underlier value is less than the trigger value, at maturity investors will receive an amount that is less than 90% of the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the securities.

▪	For example, if the underlier depreciates by 50%, investors would lose 50% of their principal and receive only $5.000 per security at maturity, or 50% of the stated principal amount.

What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of $100.00 and a hypothetical trigger value of $90.00 (or 90% of the hypothetical initial underlier value) and reflect the fixed percentage of 20.25%. The hypothetical initial underlier value of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “Xtrackers Harvest CSI 300 China A-Shares ETF Overview” below for recent actual values of the underlier. The actual initial underlie value and trigger value are set forth on the cover page of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

Final Underlier Value	Underlier Appreciation / Depreciation	Underlier Performance Factor	Payment at Maturity	Total Return on Securities
$170.00	70.00%	N/A	$12.025	20.25%
$160.00	60.00%	N/A	$12.025	20.25%
$150.00	50.00%	N/A	$12.025	20.25%
$140.00	40.00%	N/A	$12.025	20.25%
$130.00	30.00%	N/A	$12.025	20.25%
$120.00	20.00%	N/A	$12.025	20.25%
$110.00	10.00%	N/A	$12.025	20.25%
$105.00	5.00%	N/A	$12.025	20.25%
$100.00	0.00%	N/A	$12.025	20.25%
$99.99	-0.01%	99.99%	$10.000	0.00%
$95.00	-5.00%	95.00%	$10.000	0.00%
$90.00	-10.00%	90.00%	$10.000	0.00%
$89.99	-10.01%	89.99%	$8.999	-10.01%
$80.00	-20.00%	80.00%	$8.000	-20.00%
$70.00	-30.00%	70.00%	$7.000	-30.00%
$60.00	-40.00%	60.00%	$6.000	-40.00%
$50.00	-50.00%	50.00%	$5.000	-50.00%
$40.00	-60.00%	40.00%	$4.000	-60.00%
$30.00	-70.00%	30.00%	$3.000	-70.00%
$20.00	-80.00%	20.00%	$2.000	-80.00%
$10.00	-90.00%	10.00%	$1.000	-90.00%
$0.00	-100.00%	0.00%	$0.000	-100.00%
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Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $150.00.

Because the final underlier value is greater than or equal to the initial underlier value, the payment at maturity is calculated as follows:

$10 + ($10 × fixed percentage)

= $10 + ($10 × 20.25%)

= $12.025

Because the final underlier value is greater than or equal to the initial underlier value, the payment at maturity is equal to $12.025 per security, representing a total return of 20.25% on the securities, even though the underlier appreciated by 50.00% from its initial underlier value to its final underlier value.

Example 2: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $110.00.

Because the final underlier value is greater than or equal to the initial underlier value, the payment at maturity is calculated as follows:

$10 + ($10 × fixed percentage)

= $10 + ($10 × 20.25%)

= $12.025

Because the final underlier value is greater than or equal to the initial underlier value, the payment at maturity is equal to $12.025 per security, representing a total return of 20.25% on the securities.

Example 3: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $90.00.

Because the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, the payment at maturity is equal to the stated principal amount of $10.000 per security.

The total return on the securities is 0.00%.

Example 4: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $50.00.

Because the final underlier value is less than the trigger value and the underlier performance factor is 50%, the payment at maturity is equal to $5.000 per security, calculated as follows:

$10 × underlier performance factor

= $10 × (final underlier value / initial underlier value)

= $10 × ($50.00 / $100.00) = $5.000

The total return on the securities is -50.00%.

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”). Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the final underlier value is less than the trigger value, which is 90% of the initial underlier value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire initial investment in the securities.

▪	The potential return on the securities is limited to the fixed percentage. Any positive return on your securities will not exceed the fixed percentage, regardless of any appreciation in the value of the underlier, which may be significant. If the underlier has appreciated since the pricing date by more than the fixed percentage, you will receive a lower return on the securities than you would have received if you had invested directly in the underlier.

▪	The fixed percentage provides an enhanced return only for a limited range of positive performance of the underlier. The fixed percentage enhances returns of the underlier only when the final underlier value is greater than or equal to the initial underlier value and the underlier has not appreciated by more than the fixed percentage. Accordingly, if the underlier depreciates or if the underlier appreciates by more than the fixed percentage from the pricing date to the valuation date, the fixed percentage will not enhance the return on the securities.

▪	The final underlier value is not based on the value of the underlier at any time other than the valuation date. The final underlier value will be based solely on the closing price of the underlier on the valuation date and the payment at maturity will be based solely on the final underlier value as compared to the initial underlier value. Therefore, if the value of the underlier has declined as of the valuation date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the final underlier value been determined at a time prior to such decline or after the value of the underlier has recovered. Although the value of the underlier on the maturity date or at other times during the term of your securities may be higher than the closing price of the underlier on the valuation date, you will not benefit from the value of the underlier at any time other than on the valuation date.

▪	Owning the securities is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your securities may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of

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principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

▪	Certain features of exchange-traded funds will impact the value of the securities. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities or other assets not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlier’s investment adviser may have the right to use a portion of the underlier’s assets to invest in shares of equity securities that are not included in the tracked index. The underlier is not actively managed, and the underlier’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlier’s losses may be greater than if the underlier invested only in conventional securities.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. During periods of market volatility, the component securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. Because the securities are linked to the performance of the underlier and not the tracked index, the return on your securities may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the securities or result in the securities being accelerated. The investment adviser of the underlier may add, delete or substitute the component securities held by the underlier or make changes to its investment strategy, and the sponsor of the tracked index may add, delete, substitute or adjust the securities composing the tracked index or make other methodological changes to the tracked index that could affect its performance. In addition, if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the underlier or, if no successor fund is available, the maturity date of the securities will be accelerated for a payment determined by the calculation agent. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities. Any

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amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the securities upon the occurrence of certain events that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

▪	There are risks associated with investments in securities linked to the value of non-U.S. equity securities. The component securities held by the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	There are risks associated with emerging markets. The component securities held by the underlier have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

▪	There are risks associated with investments in securities linked to China A-shares. The component securities held by the underlier have been issued by mainland Chinese companies that trade on mainland Chinse exchange, and the underlier is therefore subject to the risks of investing in mainland China, which include risks and considerations not typically associated with investing in securities of U.S. issuers. These risks include, among others, (a) more frequent (and potentially widespread) trading suspensions and government interventions with respect to Chinese issuers, resulting in lack of liquidity and in price volatility, (b) currency revaluations and other currency exchange rate fluctuations or blockage, (c) the nature and extent of intervention by the Chinese government in the Chinese securities markets (including both direct and indirect market stabilization efforts, which may affect valuations of Chinese issuers), whether such intervention will continue and the impact of such intervention or its discontinuation, (d) the risk of nationalization or expropriation of assets, (e) the risk that the Chinese government may decide not to continue to support economic reform programs, (f) limitations on the use of brokers (or action by the Chinese government that discourages brokers from serving international clients), (g) higher rates of inflation, (h) greater political, economic and social uncertainty, (i) higher market volatility caused by any potential regional territorial conflicts or natural disasters, (j) the risk of increased trade tariffs, embargoes and other trade limitations, (k) restrictions on foreign ownership, (l) custody risks associated with investing through programs to access the Chinese securities markets, (m) both interim and permanent market regulations which may affect the ability of certain stockholders to sell Chinese securities when it would otherwise be advisable and (n) different and less stringent financial reporting standards.

The component securities held by the underlier are equity securities that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong). Shares traded on mainland Chinese exchanges, referred to as A-shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares of equity securities that may be held by foreign investors. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to

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greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

▪	The price of the underlier is subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the underlier. Because the price of the underlier is related to the U.S. dollar value of the component securities held by the underlier, the price of the underlier will be exposed to the currency exchange rate risk with respect to each of the currencies in which the component securities held by the underlier trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the price of the underlier will be adversely affected and any payments on the securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the underlier and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the underlier and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the underlier, the United States and other countries important to international trade and finance.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These legislative or regulatory actions could result in restrictions on the securities or the de-listing of the underlier. You may lose a significant portion or all of your initial investment in the securities if the underlier is de-listed or if you are forced to divest the securities due to government mandates, especially if such de-listing occurs or such divestment must be made at a time when the value of the securities has declined. See “—Adjustments to the underlier or to its tracked index could adversely affect the value of the securities or result in the securities being accelerated” above.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, as a result, the trigger value, which is the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive

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compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities held by the underlier trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Xtrackers Harvest CSI 300 China A-Shares ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

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▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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Xtrackers Harvest CSI 300 China A-Shares ETF Overview

We have derived all information contained in this document regarding the underlier from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, DBX ETF Trust, DBX Advisors LLC (“DBXA” or the “Adviser”) and Harvest Global Investments Limited (“HGI” or the “Sub-Adviser”). The underlier is an investment portfolio maintained and managed by DBXA and HGI. DBXA is currently the investment adviser to the underlier and HGI is currently the sub-adviser to the underlier. The underlier is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “ASHR.”

The underlier seeks investment results that correspond generally to the performance, before fees and expenses, of the CSI 300 Index (the “tracked index”). The tracked index consists of 300 of the largest and most liquid A-shares. The Index aims to measure the performance of the securities traded on Shanghai Stock Exchange and Shenzhen Stock Exchange. A-shares are equity securities issued by companies incorporated in mainland China and traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges. For more information about the tracked index, see “Annex—The CSI 300 Index” below.

The Sub-Adviser expects to use a “full replication” indexing strategy to seek to track the tracked index. If it is not possible for the Sub-Adviser to acquire component securities due to limited availability or regulatory restrictions, the Sub-Adviser may use a “representative sampling” indexing strategy to seek to track the tracked index instead of a full replication indexing strategy. Under these circumstances, the securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the tracked index. The underlier may or may not hold all of the securities in the tracked index when the Sub-Adviser is using a representative sampling indexing strategy.

The performance of the underlier may diverge from that of the tracked index for a number of reasons, including operating expenses, transaction costs, cash flows, operational inefficiencies and the effect of Chinese taxes. The underlier’s use of derivatives, or pooled investment vehicles, may also increase the deviation between the underlier’s return and that of the tracked index. In addition, the underlier may not be able to invest in certain securities included in the tracked index, or invest in them in the exact proportions in which they are represented in the tracked index, due to legal restrictions or limitations imposed by the Chinese government, the U.S. government or the governments of other countries, a lack of liquidity on in the markets in which such securities trade, potential adverse tax consequences or other regulatory reasons.

DBX ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the underlier. Information provided to or filed with the SEC by DBX ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-170122 and 811-22487, respectively, through the SEC’s website at http://www.sec.gov.

Information about the underlier as of market close on August 13, 2021:

Bloomberg Ticker Symbol:	ASHR	52 Week High:	$46.40
Current Closing Price:	$38.70	52 Week Low:	$33.60
52 Weeks Ago (8/14/2020):	$34.15

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 4, 2016 through August 13, 2021. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on August 13, 2021 was $38.70. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

Xtrackers Harvest CSI 300 China A-Shares ETF	High	Low	Period End
2016
First Quarter	$25.96	$21.08	$24.55
Second Quarter	$25.19	$22.68	$23.76
Third Quarter	$26.02	$23.59	$24.58
Fourth Quarter	$26.18	$23.45	$23.45
2017
First Quarter	$25.50	$23.89	$25.13
Second Quarter	$27.26	$24.02	$27.26
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Xtrackers Harvest CSI 300 China A-Shares ETF	High	Low	Period End
Third Quarter	$30.00	$27.05	$29.19
Fourth Quarter	$32.45	$29.26	$31.03
2018
First Quarter	$34.85	$29.77	$31.28
Second Quarter	$31.39	$25.89	$26.53
Third Quarter	$27.01	$23.56	$25.35
Fourth Quarter	$25.40	$21.68	$21.93
2019
First Quarter	$28.78	$21.51	$28.73
Second Quarter	$30.79	$25.66	$28.16
Third Quarter	$29.00	$25.61	$27.09
Fourth Quarter	$29.64	$26.81	$29.64
2020
First Quarter	$30.88	$24.65	$25.89
Second Quarter	$29.71	$25.44	$29.71
Third Quarter	$35.94	$30.36	$34.48
Fourth Quarter	$40.06	$34.58	$40.06
2021
First Quarter	$46.40	$37.60	$38.62
Second Quarter	$42.19	$37.80	$40.54
Third Quarter (through August 13, 2021)	$40.37	$36.30	$38.70

Underlier Historical Performance*— January 4, 2016 to August 13, 2021

* The dotted line indicates thel trigger value of 90% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the securities (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the original issue price.

However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier or the tracked index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds

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and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.
ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 5, 2021, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 5, 2021, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 5, 2021, which has been filed as an exhibit to the report on Form 6-K referred to above.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and prospectus supplement addendum for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

Prohibition of Sales to UK Retail Investors

The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of Sales to EEA Retail Investors

The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

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Annex—The CSI 300 Index

All information contained in this document regarding the CSI 300 Index (the “tracked index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, China Securities Index Company Limited. The tracked index is calculated, maintained and published by China Securities Index Company Limited. China Securities Index Company Limited has no obligation to continue to publish, and may discontinue publication of, the tracked index at any time.

The tracked index is calculated in Chinese renminbi and is reported by Bloomberg under the ticker symbol “CSIN0301.”

The tracked index consists of 300 of the largest and most liquid A-shares. The Index aims to measure the performance of the securities traded on Shanghai Stock Exchange and Shenzhen Stock Exchange. A-shares are equity securities issued by companies incorporated in mainland China and traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges.

Selection Criteria

The universe of shares eligible to be included in the tracked index consists of all A-shares listed on the Shanghai Stock Exchange and Shenzhen Stock Exchange that satisfy the following conditions:

▪	for shares listed on the Science and Technology Innovation board of the Shanghai Stock Exchange, the shares must have been listed for more than one year;

▪	for shares listed on the ChiNext board of the Shenzhen Stock Exchange, the shares must have been listed for more than three years;

▪	for all other shares, the shares must have been listed for more than three months, except that shares listed for less than three months may be eligible for inclusion in the tracked index if the daily average total market value of the shares since the shares’ initial listing is within the top 30 of all A-shares; and

▪	the shares must not be ST Stock, *ST Stock or Chinese depositary receipts.

“ST Stocks” are shares that are given special treatment by regulators as a result of the issuer having financial losses for a continuous 2 years, the shares having volatility that is considered high and other factors. “*ST Stocks” are treated specially by regulators to inform investors of the potential risk of delisting of the issuer’s shares.

From this universe of eligible A-shares, the constituent A-shares included in the tracked index are selected through the following procedure:

▪	calculate each eligible A-share’s daily average trading value and daily average total market value during the most recent year, or in case of a new issue, during the period since the 4th trading day after its listing;

▪	rank the A-shares in the eligible universe by daily average trading value over the most recent year in descending order, and delete the bottom ranked 50%; and

▪	rank the remaining A-shares by daily average market value over the most recent year in descending order, and select the top 300 ranked A-shares as constituents of the tracked index (subject to the discussion in the following paragraphs).

The constituents of the tracked index are selected every six months in late May and late November, with changes implemented on the second Friday of each June and December. The number of constituents adjusted at each periodical review will not normally exceed 10%. In addition, the tracked index includes buffer zone rules designed to minimize turnover. New candidate shares ranked in the top 240 will be given priority to be added into the tracked index and old constituents ranked in the top 360 will be given priority to remain in the tracked index. A-shares that have been suspended for 3-months and have not resumed trading will not be included in the tracked index, and A-shares that have been suspected for close to 3-months might not be included in the tracked index. In addition, A-shares of companies that have reported financial losses are not eligible to be selected as new additions unless the A-shares have a significant effect on the representativeness of the tracked index.

Large initial public offerings, mergers and acquisitions, spin-offs, suspensions from trading or listing, delistings and bankruptcies may require additions or removals of constituents of the tracked index between semiannual reviews.

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